UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 25, 2012

ICEWEB, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27865	13-2640971
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22900 Shaw Road, Suite 111, Sterling, Virginia		20166
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code 571-287-2380

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2012, the Board of Directors named Robert M. Howe III as Chief Executive Officer of IceWEB, Inc. Mr. Howe replaces Hal Compton, Sr. who was acting as interim Chief Executive Officer in the wake of the unexpected passing John R. Signorello, the former Chairman and Chief Executive Officer of IceWEB, Inc. Mr. Compton remains as Chairman of the Board.

Biographical information for Mr. Howe is as follows:

Robert M. Howe III is a technology industry veteran with over 20 years of experience in various leadership positions. Mr. Howe was most recently with McCusker & Company, an international warranty services company, where he served as President and Chief Operating Officer. His prior experience includes working at Dell Computer Corporation from 1992-1994 as a Senior Vice President where he was instrumental in launching the DellWare business model, as well as creating a virtual logistics model that subsequently became the industry standard; working at AT&T GIS from 1994-1997 (now known as NCR), where he served as VP and General Manager for their worldwide PC business; and working at CompUSA where he held the titles of Corporate Senior Vice President and President, from 1997-2000 where he oversaw the turnaround of CompUSA’s in-house PC brand. From September 2000 to May 2006, Mr. Howe served as a consultant to technology firms, both independently and in collaboration with the Sightline Group, in connection with go- to – market readiness. From May 2006 to February 2007, Mr. Howe served as President and Chief Operations Officer of DualCor Technologies, Inc, a technology firm that developed a mobile handheld computer.    Mr. Howe holds a BA in English from Birmingham-Southern College, and a Masters of Arts from Auburn University.

On July 24, 2012 IceWEB, Inc. issued a press release announcing the hiring of Mr. Howe. A copy of the press release, which is incorporated herein by reference, is attached to this Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

99.1 Press release dated July 24, 2012 regarding the appointment of Mr. Rob H. as Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICEWEB, INC.

Date: July 24, 2012	By:	/s/ Rob Howe
Rob Howe,
Chief Executive Officer